Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form F-10 of Western Copper and Gold Corporation of our report dated March 28, 2024 relating to the financial statements of Western Copper and Gold Corporation, which appears in exhibit 99.3 to Western Copper and Gold Corporation’s Annual Report on Form 40-F for the year ended December 31, 2023. We also consent to the reference to us under the heading “Interest of Experts” in the short form base shelf prospectus, which forms part of such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia Canada

November 25, 2024